Certain identified information in this document has been excluded because it is both (i) not material and (ii) is the type of information that the Company customarily and actually treats as private or confidential. This document has been marketed with “[***]” to indicate where omissions have been made.

Execution Version

WEBBANK

and

SEZZLE INC.

AMENDED AND RESTATED LOAN AND RECEIVABLES SALE AGREEMENT

Dated as of September 26, 2024

SCHEDULES AND EXHIBITS

SCHEDULE 1        Definitions
SCHEDULE 2        Payments

This AMENDED AND RESTATED LOAN AND RECEIVABLES SALE AGREEMENT (this “Agreement”), dated as of September 26, 2024 (“Effective Date”), is made by and between WEBBANK, an FDIC-insured, Utah state-chartered industrial bank having its principal location in Salt Lake City, Utah (“Bank”), and SEZZLE INC., a Delaware corporation, having its principal location in Minneapolis, Minnesota (“Company”).
WHEREAS, Bank and Company are parties to the Amended and Restated Marketing and Servicing Agreement dated as of the Effective Date (as amended, modified or supplemented from time to time, the “Program Agreement”), pursuant to which Bank originates Loans, including Single Disbursement Loans and Multiple Disbursement Loans;
WHEREAS, Bank is and will be the owner of Loans pursuant to the Program Agreement;
WHEREAS, Company will service the Loans on behalf of Bank pursuant to the Program Agreement; and
WHEREAS, Bank may desire to sell to Company certain Single Disbursement Loans originated by Bank pursuant to the Program Agreement, and Company desires to purchase from Bank the Single Disbursement Loans that are offered;
WHEREAS, Bank may desire to sell to Company certain Loan Accounts and/or the Receivables arising from Loan Disbursements made on certain Multiple Disbursement Loans originated by Bank pursuant to the Program Agreement, and Company desires to purchase from Bank the Loan Accounts and/or the Receivables that are offered with respect to such Multiple Disbursement Loans;
    WHEREAS, the Parties have entered into that certain Loan and Receivables Sale Agreement, dated as of August 26, 2024, setting forth each Party’s rights and obligations related to the offering of a loan program (the “Existing Sale Agreement”); and
    WHEREAS, the Parties now wish to amend and restate the Existing Sale Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the terms, conditions and mutual covenants and agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Company agree as follows:
1.Definitions; Effectiveness.
(a)The capitalized terms used in this Agreement shall be defined as set forth in the Schedule 1 or, to the extent not set forth in Schedule 1, in the Program Agreement, and the rules of construction set forth in Schedule 1 shall apply to this Agreement.
(b)This Agreement shall be effective as of the Effective Date, and as of the Effective Date shall supersede and replace the Existing Sale Agreement. This Agreement shall not operate as to render invalid or improper any action heretofore taken under the Existing Sale Agreement.
2.Purchase of Transferable Loans and Receivables; Payment to Bank; Reporting to Bank.
(a)Bank may sell, transfer, assign, set over, and otherwise convey to Company, without recourse on each Purchase Date, all or a portion of the Single Disbursement Transferable

Loans. Single Disbursement Transferable Loans shall be sold by Bank to Company (or its designee approved by Bank), without recourse, with servicing released, on the second Business Day after the day on which such Single Disbursement Transferable Loans were originated and funded by Bank. Company will be required to purchase all Single Disbursement Transferable Loans offered by Bank on each Purchase Date. Company shall pay to Bank the Purchase Price on each Purchase Date in accordance with this Section 2. Bank shall earn Interim Interest, calculated using the Interim Interest Rate, on each Single Disbursement Transferable Loan sold by Bank to Company (or its designee approved by Bank). Interim Interest shall accrue on a calendar day basis. For the avoidance of doubt, each Single Disbursement Transferable Loan sold by Bank shall be sold with servicing released on the applicable Purchase Date with respect to such Single Disbursement Transferable Loan.
(b)Bank may sell, transfer, assign, set over, and otherwise convey to Company, without recourse on each Purchase Date, all or a portion of the Receivables arising from Loan Disbursements on Multiple Disbursement Transferable Loans (“Multiple Disbursement Transferable Loan Receivables”). Multiple Disbursement Transferable Loan Receivables shall be sold by Bank to Company (or its designee approved by Bank), without recourse on the second Business Day after the day on which such Multiple Disbursement Transferable Loan Receivables were originated and funded by Bank. Company will be required to purchase all Multiple Disbursement Transferable Loan Receivables offered by Bank on each Purchase Date. Company shall pay to Bank the Purchase Price on each Purchase Date in accordance with this Section 2. Bank shall earn Interim Interest, calculated using the Interim Interest Rate, on each Multiple Disbursement Transferable Loan Receivable sold by Bank to Company (or its designee approved by Bank). Interim Interest shall accrue on a calendar day basis.
(c)With respect to each Single Disbursement Transferable Loan and Multiple Disbursement Transferable Loan Receivable that Bank sells hereunder, Bank sells, transfers, assigns, sets over, and otherwise conveys to Company the Single Disbursement Transferable Loan and Multiple Disbursement Transferable Loan Receivable and all rights related thereto, and all proceeds of the foregoing, without recourse in accordance with this Section 2 on the related Purchase Date.
(d)Bank shall deliver to Company a sale statement in a form to be agreed to by the Parties relating to all Transferable Loans and all Multiple Disbursement Transferable Loan Receivables that Bank is offering to sell to Company on the Purchase Date, to be delivered by secure e-mail or as otherwise mutually agreed no later than 8:00 AM Mountain Time on such Purchase Date. By no later than 10:00 AM Mountain Time on the applicable Purchase Date, Company shall pay Bank the Purchase Price by wire transfer of immediately available funds to the account designated by Bank. Upon the sale to Company of the Receivables arising from the final Loan Disbursement on a Multiple Disbursement Loan, Bank will simultaneously sell to Company, and Company shall purchase, the related Loan account (“Loan Account”), with servicing released, providing Company has purchased all of the previous Receivables arising from the relevant Multiple Disbursement Loan. The date on which the Loan Account is sold shall be the “Loan Account Purchase Date.”
(e)To the extent that such materials are in Bank’s possession, upon Company’s request, Bank agrees to cause to be delivered to Company, at Company’s cost, account files on all Single Disbursement Transferable Loans, Multiple Disbursement Transferable Loan

Receivables, and Loan Accounts purchased by Company pursuant to this Agreement. Such account files will include the application for the Loan, the Loan Agreement, confirmation of delivery of the Loan Agreement to the Borrower, and such other materials as Company may reasonably require (all of which may be in electronic form); provided that Bank may retain copies of such information as the owner of the Loan or as necessary to comply with Applicable Laws.
(f)In connection with the expiration or termination of the Program Agreement (i) all Loans and all Receivables for Multiple Disbursement Loans then owned by Bank shall be deemed “Transferable Loans” hereunder on the last Business Day of the Term, and (ii) Company shall promptly purchase, or cause its designee to purchase, the Loans and Receivables then owned by Bank.
(g)If a Transferable Loan related to a Loan (or any portion thereof) is cancelled (whether by chargeback, return, refund or otherwise) after the sale of the Transferable Loan from Bank to Company, on the next available sale statement delivered by Bank, Bank shall refund the principal amount of such Transferable Loan or portion thereof following settlement of such chargeback, return, refund or other cancellation.
(h)If either Party transfers any amounts to the other Party in error (including if the Purchase Price for one or more Transferrable Loan and/or Multiple Disbursement Transferable Receivable is miscalculated), the Party benefitting from such error will pay to the other Party the amount in error within three (3) Business Days after receiving notice of an error from the other Party; provided, however, that any erroneous amounts paid by Company to Bank shall be subject to Bank’s rights in Section 13(g).
3.Ownership of Loans, Transferable Loans and Receivables.
(a)Bank shall not retain any ownership of the Loans after each Purchase Date. Each Party agrees to make entries on its books and records to clearly indicate Company’s ownership of the Loans as of each Purchase Date.
(b)On and after each Purchase Date and each Loan Account Purchase Date, as applicable, automatically upon Company’s payment of the Purchase Price on each such date, Company shall be the sole owner for all purposes (e.g., tax, accounting, and legal) of the Single Disbursement Transferable Loans, Multiple Disbursement Transferable Loan Receivables, and Loan Accounts purchased from Bank on such date and Company shall be entitled to all of the rights, privileges, and remedies applicable to said ownership interest, including the right to pledge, transfer, sell, assign, or exchange the Transferable Loans, Receivables, and Loan Accounts (including the right to receive any refund or the proceeds of a return or reversal). For all Single Disbursement Transferable Loans, Multiple Disbursement Transferable Loan Receivables, and Loan Accounts sold hereunder, Bank shall not retain any ownership interest in such underlying Loan, Receivable and/or Loan Account and Company shall become the sole owner of any such underlying Loan, Receivable and/or Loan Account sold or transferred in accordance with the terms of this Agreement. Bank agrees to make entries on its books and records to clearly indicate the sale of applicable Transferable Loans and/or Receivables to Company as of each Purchase Date. Company agrees to make entries on its books and records to clearly indicate the purchase of applicable Transferable Loans, Receivables, and/or Loan Accounts as of each Purchase Date and that ownership of the Transferable Loan, Receivable and/or Loan Account is not retained by Bank. Bank and Company each intend the transfer of Transferable Loans and/or Receivables under this Agreement to be a true sale by Bank to Company of each Loan and/or Receivable and any payments and proceeds relating thereto and that is absolute and irrevocable. At any time and from time to time, Bank will promptly and duly execute and deliver or will promptly cause to be executed and delivered such further instruments and documents and take such further actions as are reasonably requested by Company to confirm the sale of the Transferable Loans and/or Receivables, and/or for the purpose of obtaining or preserving the full benefits of this Agreement, including, the filing of any financing or continuation statements under the UCC or other applicable law in effect in any jurisdiction with respect to the transfer of ownership of the Transferable Loans and/or Receivables. At any time and from time to time, each of Company and Bank will promptly and duly execute or deliver or will promptly cause to be executed or delivered such further instruments and documents and take such further actions as are reasonably requested by the other for the purpose of obtaining or preserving the full benefits of this Agreement. However, in the event that, notwithstanding the intent of the Parties, a court of competent jurisdiction holds that the conveyance of any Transferable Loan and/or Receivable is not a true sale of such Transferable Loan and/or Receivable from Bank to Company, then (i) this Agreement will also be deemed to be a security agreement within the meaning of Article 9 of the UCC, and (ii) the sale of any Transferable Loan and/or Receivable will be deemed to be a grant by Bank to Company of a security interest in, and in any event Bank hereby grants to Company a security interest in, all of Bank’s right, title and interest, whether now owned or hereafter acquired, in and to such Transferable Loan and/or Receivable, and all proceeds thereof, to secure the obligations of Bank pursuant to this Agreement. Upon review and approval by Bank, Company may file a UCC-1 financing statement reflecting Bank as debtor/seller to reflect Company’s purchase of the Transferable Loans and/or Receivables pursuant to this Agreement.
(c)Bank does not assume and shall not have any liability to Company for the repayment or servicing of any Single Disbursement Transferable Loans and/or Multiple Disbursement Transferable Loans after the related Purchase Date.
(d)The Program Agreement shall govern the servicing of the Loans for Bank, and of any interest held by Bank in the Loans and/or Receivables. The Program Agreement shall provide the exclusive mechanism for the payment of the amounts collected on Loans and/or Receivables, with the servicer thereunder designated by Bank to distribute amounts collected by the Company on Loans to the holder of any Transferable Loan and/or Receivables sold by Bank under this Agreement. Any subsequent owner of the Transferable Loans and/or Receivables shall separately compensate Company for servicing the Transferable Loans and/or Receivables, but all such servicing shall be subject to the terms of the Program Agreement.
(e)Company or any subsequent owner of the Single Disbursement Transferable Loans, Multiple Disbursement Transferable Loan Receivables and/or Multiple Disbursement Loans may (i) securitize the Transferable Loans, or any amounts owing thereunder, or (ii) issue an “asset-backed security” (as defined under 17 C.F.R. § 229.1101(c) or Section 3(a)(77) of the Securities Exchange Act of 1934) backed by the Single Disbursement Transferable Loans, Multiple Disbursement Transferable Loan Receivables and/or Multiple Disbursement Loans or any amounts owing thereunder, in each case, without the prior written consent of Bank; provided that all of the following conditions are met:

(1)    Bank is not required to maintain any ongoing ownership interest in the Transferable Loans after the sale thereof to Company, Bank is not required to make any informational reports or filings with respect to the securitization or other financing transaction and Bank is not required to incur any costs or expenses in connection with such securitization or other financing transaction; provided Bank agrees to cooperate with Company following any reasonable request from Company or any subsequent owner of the Transferable Loans with respect to the activities under Section 3(d) if the Company (or some other creditworthy entity reasonably acceptable to Bank) has agreed in writing to promptly and fully reimburse Bank for any out-of-pocket costs and expenses incurred by Bank.
(2)    Bank is not deemed to be the “sponsor” or “depositor” under any rule, regulation or order of the Securities and Exchange Commission with respect to such transaction.
(3)    Bank is not required to waive or agree to impair any of its rights or remedies under the Program Documents.
(4)    Any identification of Bank by name and any description of the Program have been approved by Bank.
Company shall include a provision in any agreement by which Company sells or transfers Transferable Loans and/or Receivables requiring such transferee to comply with the terms of this Section 3(e) to the same extent as Company, and requiring such transferee to include such a provision in subsequent transfers of the Transferable Loans. Company shall ensure that final copies of all offering documents and investor presentations (or similar financing documents, as applicable) in connection with any such transaction are promptly provided to Bank.
(f)Notwithstanding anything to the contrary in this Agreement, but without diminishing any rights of Company to Transferable Loans once they are sold to Company, Bank may sell, participate, pledge, or otherwise transfer any Loans (or interest in Loans) owned by Bank. Bank will not sell or transfer any Loans and/or Receivables except in accordance with this Agreement.
(g)Bank hereby consents to Company’s sharing information regarding Transferable Loans and/or Receivables acquired hereunder by Company (other than any personally identifiable information of Borrowers), and the Loans relating to such Transferable Loans and/or Receivables, with potential financing partners, provided that such potential financing partner has entered into a standard form of nondisclosure agreement, which form shall be approved by Bank.
4.Representations, Warranties and Covenants.
(a)Bank hereby represents, warrants and covenants, as of the Effective Date, each Purchase Date, and each Loan Account Purchase Date, or covenants, as applicable, to Company that:
(1)Bank is an FDIC-insured, Utah state-chartered industrial bank, duly organized and validly existing and in good standing under the laws of its formation and has full corporate power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the charter or bylaws of Bank and will not result in a material breach of or constitute a default under, or require any consent under, any indenture, loan or agreement to which Bank is a party;
(2)All approvals, authorizations, consents, and other actions by, notices to, and filings with, any Person required to be obtained for the execution, delivery, and performance of this Agreement by Bank, have been obtained;
(3)This Agreement constitutes a legal, valid, and binding obligation of Bank, enforceable against Bank in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship or other similar laws now or hereafter in effect, including the rights and obligations of receivers and conservators under 12 U.S.C. §§ 1821(d) and (e), which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)There are no proceedings or investigations pending or, to the best knowledge of Bank, threatened against Bank (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Bank pursuant to this Agreement, or (iii) that would have a materially adverse financial effect on Bank or its operations if resolved adversely to it;
(5)Bank is not Insolvent;
(6)Immediately prior to each transfer and assignment of Transferable Loans and/or Receivables herein contemplated, to its actual knowledge, assuming performance by Company of its obligations under the Program Agreement, Bank (i) has good and marketable legal title to each Transferable Loan and/or Receivables and (ii) is the sole owner thereof, free and clear of all liens, claims, encumbrances, security interests, and rights of others, and has the right to assign, sell and transfer such Transferable Loan and/or Receivables, free and clear of any liens, claims, encumbrances, security interests, and rights of others; and
(7)With respect to each Transferable Loan and/or Receivables sold on any Purchase Date by Bank to Company, (i) Bank has not taken any action (directly or indirectly, voluntarily or involuntarily): (a) to alter the terms or conditions of such Transferable Loan and/or Receivable or (b) that could be reasonably expected to impair the enforceability of such Transferable Loans and/or Receivables (except that such representation does not extend to any action by Company or its agents); (ii) upon Bank’s receipt of the related Purchase Price, Bank shall have conveyed to Company all of Bank’s right, title and interest in each Transferable Loan and/or Receivable sold hereunder subject to no prior security interest in favor of any other creditor of Bank; and (iii) Bank has not pledged, assigned, sold, granted a security interest in or otherwise conveyed such Transferable Loan and/or Receivable nor authorized the filing of, and is not aware of, any financing statements against Bank that include a description of collateral that includes such Transferable Loan and/or Receivable.
(b)Company hereby represents and warrants to Bank, as of the Effective Date, each Purchase Date, and each Loan Account Purchase Date that:
(1)Company is a corporation, duly organized and validly existing in good standing under the laws of its formation, and has full power and authority to execute, deliver, and perform its obligations under this Agreement; the execution, delivery, and performance of this Agreement have been duly authorized, and are not in conflict with and do not violate the terms of the articles or bylaws of Company and will not result in a material breach of or constitute a default under or require any consent under any indenture, loan, or agreement to which Company is a party;
(2)All approvals, authorizations, consents, and other actions by, notices to, and filings with any Person required to be obtained for the execution, delivery, and performance of this Agreement by Company, have been obtained;
(3)This Agreement constitutes a legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect, which may affect the enforcement of creditors’ rights in general, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(4)There are no proceedings or investigations pending or, to the best knowledge of Company, threatened against Company (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by Company pursuant to this Agreement, or (iii) that would have a materially adverse financial effect on Company or its operations if resolved adversely to it;
(5)Company is not Insolvent; and
(6)The execution, delivery and performance of this Agreement by Company comply with Applicable Laws.
(c)The representations and warranties set forth in this Section 4 shall survive the sale, transfer and assignment of the Transferable Loans and/or Receivables to Company pursuant to this Agreement and, with the exception of those representations and warranties contained in subsections 4(a)(4) and 4(b)(4), shall be made continuously throughout the term of this Agreement, including on each Purchase Date and each Loan Account Purchase Date. In the event that any investigation or proceeding of the nature described in subsection 4(a)(4) or 4(b)(4) is instituted or threatened against Bank or Company (as applicable), Bank or Company (as applicable) shall promptly notify the other of such pending or threatened investigation or proceeding (unless prohibited from doing so by Applicable Laws or the direction of a Regulatory Authority).

5.Conditions Precedent. The obligations of Bank in this Agreement to sell any Transferable Loan and/or Receivables are subject to the satisfaction of the following conditions precedent on or prior to each Purchase Date and Loan Account Purchase Date:
(a)As of each Purchase Date and Loan Account Purchase Date, unless waived by Bank, no action or proceeding shall have been instituted or, to Bank’s knowledge, threatened against Company or Bank to prevent or restrain the consummation of the purchase or other transactions contemplated hereby, and, on each Purchase Date and Loan Account Purchase Date, there shall be no injunction, decree, or similar restraint preventing or restraining such consummation;
(b)The representations and warranties of Company set forth in the Program Documents shall be true and correct in all material respects, unless waived by Bank, on each Purchase Date and Loan Account Purchase Date as though made on and as of such date; and
(c)The obligations of Company set forth in the Program Documents to be performed on or before each Purchase Date and Loan Account Purchase Date shall have been performed in all material respects, unless waived by Bank.
For the avoidance of doubt, nothing contained in this Section 5 shall be construed to limit, restrict or modify Bank’s continuing obligations with respect to Transferable Loans and/or Loan Accounts previously sold by Bank.
6.Term and Termination.
(a)This Agreement shall have an initial term beginning on the Program Launch Date and ending on the fifth (5th) anniversary of the Program Launch Date (the “Initial Term”) and shall renew automatically for successive terms of one (1) year (each a “Renewal Term,” and together with the Initial Term, the “Term”), unless either Party provides notice of non-renewal to the other Party at least one hundred eighty (180) days prior to the end of the Initial Term or any then-current Renewal Term or this Agreement is earlier terminated in accordance with the provisions hereof.
(b)Bank shall have the right to terminate this Agreement immediately upon written notice to Company in any of the following circumstances:
(1)any representation or warranty made by Company in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to Company;
(2)Company shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to Company;
(3)Company shall have a receiver, conservator, or similar official appointed for it, shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;
(4)an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against Bank seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, and such case or proceeding has not been stayed or dismissed within sixty (60) days after filing; or an order for relief shall be entered against Bank under the federal bankruptcy laws as now or hereafter in effect; or
(5)either Bank or Company has terminated the Program Agreement and any applicable notice period provided in the Program Agreement has expired; or
(6)in the event that the Transferable Loans and/or Receivables transferred hereunder are held to be property of Bank, or if for any reason this Agreement is held or deemed to create indebtedness or a security interest in any of the Transferable Loans and/or Receivables, rather than a true sale of the Transferable Loans and/or Receivables.
(c)A Party shall have the right to terminate this Agreement immediately upon written notice to the other Party in any of the following circumstances:
(1)any representation or warranty made by the other Party in this Agreement shall be incorrect in any material respect and shall not have been corrected within thirty (30) Business Days after written notice thereof has been given to such other Party;
(2)the other Party shall default in the performance of any obligation or undertaking under this Agreement and such default shall continue for thirty (30) Business Days after written notice thereof has been given to such other Party;
(3)the other Party shall have a receiver, conservator, or similar official appointed for it, shall commence a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official or to any involuntary case or other similar proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(4)an involuntary case or other proceeding, whether pursuant to banking regulations or otherwise, shall be commenced against Bank seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, receivership, conservatorship or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, conservator, custodian, or other similar official of it or any substantial part of its property, and such case or proceeding has not been stayed or dismissed within sixty (60) days after filing; or an order for relief shall be entered against Bank under the federal bankruptcy laws as now or hereafter in effect; or
(5)either Bank or Company has terminated the Program Agreement and any applicable notice period provided in the Program Agreement has expired.
(d)Bank shall have the right to terminate this Agreement or suspend performance of its obligations under the Program immediately upon written notice to Company in any of the following circumstances:
(1)there is a material adverse change in the financial condition of Company. A material adverse change in financial condition includes (i) any breach of or event of default under, or any failure to comply with the terms, conditions, or covenants (in each case, regardless of whether such breach, event of default, or failure to comply is asserted or waived by any other Person) of any Company Credit Facility, or (ii) Company fails to provide reasonable evidence of its ability to renew, extend, or replace a Company Credit Facility at least thirty (30) days prior to a maturity thereof;
(2)a court or a Regulatory Authority having jurisdiction orders or issues an injunction that prohibits Bank from continuing to participate in the Program; or
(3)Bank has been advised by legal counsel that a change in Applicable Laws or any judicial decision of a court having jurisdiction over Bank, the Company, or the Program, or any interpretation or position (formal or informal) of a Regulatory Authority creates a material risk that Bank’s continued performance under this Agreement would violate Applicable Laws.
If Bank suspends its obligations pursuant to this Section 6(d), then the obligations of Company shall be excused during the time period of such suspension. Bank shall not terminate this Agreement pursuant to this Section 6(d) unless Bank first seeks to discuss with Company modifications to the Program to avoid the need for such termination and the Parties are unable to agree to such modifications.
(e)Bank may terminate this Agreement immediately upon written notice to Company if Bank incurs any Loss and is not able to obtain indemnification for such Loss under Section 8 due to the application of Applicable Laws that limit or restrict Bank’s ability to seek such indemnification, or if Bank is precluded by a Regulatory Authority from seeking such indemnification.
(f)In addition to the foregoing termination rights, Bank may terminate this Agreement immediately upon written notice to Company (i) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement and fails to cure such default within one (1) Business Day of receiving notice of such default from Bank;

(ii) if Company defaults on its obligation to make a payment to Bank as provided in Section 2 of this Agreement more than once in any three (3) month period; or (iii) if Company fails to maintain the Required Balance in the Collateral Account as required by Section 26.
(g)Bank may terminate this Agreement immediately upon written notice to Company if Bank is deemed to be a “sponsor” or “depositor” under any rule, regulation or order the Securities and Exchange Commission with respect to any security issued by Company or any Affiliate.
(h)The termination of this Agreement either in part or in whole shall not discharge any Party from any obligation incurred prior to such termination, including any obligation with respect to Transferable Loans and/or Receivables sold prior to such termination.
(i)The following terms of this Agreement shall survive the expiration or earlier termination of this Agreement: Sections 6, 7, 8, 16, 23 and 26.
7.Confidentiality.
(a)Each Party agrees that Confidential Information of the other Party (“Disclosing Party”) shall be used by such Party solely in the performance of its obligations and exercise of its rights pursuant to the Program Documents. Except as required by Applicable Laws or legal process, neither party, (each a “Restricted Party”) shall disclose Confidential Information of the Disclosing Party to third parties; provided, however, that the Restricted Party may disclose Confidential Information of the other Party (i) to the Restricted Party’s Affiliates, agents, representatives or subcontractors for the sole purpose of fulfilling the Restricted Party’s obligations under this Agreement (as long as the Restricted Party exercises reasonable efforts to prohibit any further disclosure by its Affiliates, agents, representatives or subcontractors), provided that in all events, the Restricted Party shall be responsible for any breach of the confidentiality obligations hereunder by any of its Affiliates, agents (other than Company as agent for Bank), representatives or subcontractors, (ii) to the Restricted Party’s auditors, accountants and other professional advisors, or to a Regulatory Authority, (iii) to any other third party as mutually agreed in writing by the Parties or (iv) with consent of the Disclosing Party. In addition, each Party agrees that the other Party may share Confidential Information with potential acquirers including the other party to a sale of assets (including Loans, or economic interests in the Loans and/or the Receivables), or to any lender or potential lender (including in connection with the issuance of debt securities) to such Party solely to the extent required to facilitate such transactions and due diligence associated with such transactions, provided that the potential party to such transaction is subject to written non-disclosure obligations and limitations on use only for the actual or prospective transaction.
(b)A Party’s Confidential Information shall not include information that:
(1)is generally available to the public;
(2)has become publicly known, without fault on the part of the Restricted Party who now seeks to disclose such information, subsequent to the Restricted Party acquiring the information;

(3)was otherwise known by, or available to, the Restricted Party prior to entering into this Agreement; or
(4)becomes available to the Restricted Party on a non-confidential basis from a Person, other than a Party to this Agreement, who is not known by the Restricted Party after reasonable inquiry to be bound by a confidentiality agreement with the Disclosing Party or otherwise prohibited from transmitting the information to the Restricted Party.
(c)Upon written request or upon the termination of this Agreement, each Party shall, within thirty (30) days, return to the other Party all Confidential Information of the other Party in its possession that is in written form, including by way of example, but not limited to, reports, plans, and manuals; provided, however, that either Party may maintain in its possession all such Confidential Information of the other Party required to be maintained under Applicable Laws relating to the retention of records for the period of time required thereunder.
(d)In the event that a Restricted Party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the Disclosing Party, the Restricted Party will provide the Disclosing Party with prompt notice of such request(s) so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the Disclosing Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the Disclosing Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information of the Disclosing Party which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information of the Disclosing Party so furnished as the Restricted Party would exercise in assuring the confidentiality of any of its own Confidential Information.
8.Indemnification. The indemnification obligations and procedures set forth in the Program Agreement are expressly incorporated into this Agreement by reference.
9.Assignment.
(a)Section 28 (Assignment) of the Program Agreement is expressly incorporated into this Agreement by reference.
(b)Company, or any subsequent purchaser, assignee or transferee of Transferable Loans, may sell, assign or transfer any Transferable Loan to any Affiliate or third-party purchaser. Company shall cause the Registrar to maintain at all times a record of the Registered Holder of each Transferable Loan transferred by Company, and Company shall require each purchaser, assignee or transferee to comply with the terms of Section 3(c) of this Agreement. Company shall ensure that any purchaser, assignee or transferee will engage Company as the servicer of such Transferable Loan, and that any such servicing will be subject to the servicing of the Loan under the Program Agreement.

10.Third Party Beneficiaries. This Agreement is not intended to and does not confer any rights or remedies upon any Person other than the Parties. Nothing contained herein shall be construed as creating a third-party beneficiary relationship between either Party and any other Person.
11.Notices. All notices and other communications that are required or may be given in connection with this Agreement shall be in writing and shall be deemed received (a) on the day delivered, if delivered by hand; (b) on the day transmitted, if transmitted by facsimile or e-mail with receipt confirmed; or (c) three (3) Business Days after the date of mailing to the other Party, if mailed first-class mail postage prepaid, at the following address, or such other address as either Party shall specify in a notice to the other:
To Bank:    WebBank
Attn: [***]
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. [***]
Email: [***]
With copies to:    WebBank
Attn: [***]
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. [***]
Email: [***]
WebBank
Attn: [***]
215 S. State Street, Suite 1000
Salt Lake City, UT 84111
Tel. [***]
Email: [***]
To Company:                 Sezzle Inc.
    Attn: [***]
    700 Nicolett Mall, Suite 640
                    Tel. [***]
                    Email: [***]

With copy to:                 Sezzle Inc.
    Attn: [***]
    700 Nicolett Mall, Suite 640
                    Tel. [***]
                    Email: [***]

12.Relationship of Parties. The Parties agree that in performing their responsibilities pursuant to this Agreement, they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partner or joint venturer or any association for profit between and among the Parties.
13.Expenses.

(a)Each Party shall bear the costs and expenses of performing its obligations under this Agreement, unless expressly provided otherwise in the Program Documents.
(b)Each Party shall be responsible for payment of any federal, state, or local taxes or assessments associated with the performance of its obligations under this Agreement.
(c)Company shall reimburse Bank for all reasonable third-party fees incurred by Bank in connection with the performance of this Agreement.
(d)Company shall pay for Bank’s reasonable legal and other professional fees and expenses as provided in Section 22 of the Program Agreement.
(e)Company shall reimburse Bank for all reasonable costs associated with Bank’s assignment to Company of Loans pursuant to Sections 2(f).
(f)All fees payable pursuant to this Section 13 may be paid by wire or ACH, as determined by the Company, but shall be paid pursuant to the terms of the Bank’s invoice. Bank may assess a service charge of [***]% per month on any amounts due under this Agreement that are thirty (30) days past due.
(g)Bank may set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of Company held by Bank or (ii) any indebtedness or other liabilities at any time owing by Bank to Company, as the case may be, against or on account of any obligations owed by Company to Bank under the Program Documents.
14.Examination. Company agrees to submit to any examination that may be required by a Regulatory Authority having jurisdiction over Bank, during regular business hours and upon reasonable prior notice (or otherwise, if required by the Regulatory Authority), and to otherwise provide reasonable cooperation to Bank in responding to such Regulatory Authority’s inquiries and requests related to the Program.
15.Site Visits. Company, upon reasonable prior notice from Bank, agrees to submit to an inspection of its books, records, accounts, and facilities relevant to the Program, from time to time, during regular business hours. All expenses of inspection shall be borne by Company, and Company shall reimburse Bank for out-of-pocket expenses incurred by Bank in the performance of periodic on-site reviews of Company’s financial condition, operations and internal controls. Company shall store all documentation and electronic data related to its performance under this Agreement and shall make such documentation and data available during any inspection by Bank. Company shall make available to Bank such information, documentation, and data as may be requested by Bank from time to time to conduct testing, reviews, or other evaluations of Company or the Program.
16.Governing Law; Waiver of Jury Trial. This Agreement, including all issues concerning the validity of the Agreement, the construction of its terms, and the interpretation, performance, and enforcement of the rights and duties of the Parties, shall be governed by, interpreted, and enforced in accordance with the laws of the State of Utah, without giving effect to the rules, policies, or principles thereof with respect to conflicts of laws that would require the application of any other law. Without limiting the generality of the foregoing, the Parties agree the laws of the State of Utah shall govern the entire relationship between and among the Parties, including without limitation, all issues or claims arising out of, relating to, in connection with, or incident to this Agreement, whether such claims are based in tort, contract, or arise under statute or in equity. The Parties acknowledge and agree that this Agreement is made and performed in the State of Utah. EACH PARTY HEREBY IRREVOCABLY

WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING OR CLAIM (WHETHER BASED UPON CONTRACT, TORT, EQUITY OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT AND ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S ENTERING INTO THIS AGREEMENT.
17.Manner of Payments. Unless the manner of payment is expressly provided herein, all payments under this Agreement shall be made by wire or ACH transfer to the bank accounts designated by the respective Parties. Notwithstanding anything to the contrary contained herein, neither Party shall be excused from making any payment required of it under this Agreement as a result of a breach or alleged breach by the other Party of any of its obligations under this Agreement or any other agreement, provided that the making of any payment hereunder shall not constitute a waiver by the Party making the payment of any rights it may have under the Program Documents or by law.
18.Brokers. No Party has agreed to pay any fee or commission to any agent, broker, finder, or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions contemplated hereby that would give rise to any valid claim against any other Party for any brokerage commission or finder’s fee or like payment.
19.Entire Agreement. The Program Documents constitute the final agreement between the Parties. The Program Documents are the complete and exclusive expression of the Parties’ agreement on the matters contained therein. All prior and contemporaneous negotiations and agreements between the Parties on the matters contained in the Program Documents are expressly merged into and superseded by the Program Documents. The provisions of the Program Documents may not be explained, supplemented, or qualified through evidence of trade usage or a prior course of dealings. In entering into the Program Documents, neither Party has relied upon any statement, representation, warranty, or agreement of the other Party except for those expressly contained in the Program Documents. There are no conditions precedent to the effectiveness of this Agreement other than the execution hereof by the Parties and those conditions expressly stated in this Agreement.
20.Amendment and Waiver. This Agreement may not be amended orally, but only by a written instrument signed by all Parties that identifies itself as an amendment to this Agreement. No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no course of dealing between the Parties, operates as a waiver or estoppel of any right, remedy, or condition. All waivers must be in writing and signed by the Party against whom the waiver is to be enforced. A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not and is not to be construed as a waiver on any future occasion or against the other Party. To the extent any course of dealing, act, omission, failure, or delay in exercising any right or remedy under this Agreement constitutes the election of an inconsistent right or remedy, that election does not constitute a waiver of any right or remedy or limit or prevent the subsequent enforcement of any Agreement provision. No single or partial exercise of any right or remedy under this Agreement precludes the simultaneous or subsequent exercise of any other right or remedy. The rights and remedies of the Parties set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity, or by statute.
21.Severability. Any provision of this Agreement that is deemed invalid, illegal, or unenforceable in any jurisdiction, shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining portions hereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. All terms and conditions of this Agreement will be deemed enforceable to the fullest extent permissible under Applicable Laws, and, when necessary, the court is authorized to reform any and all terms or conditions to give them such effect.
22.Interpretation. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto, and the same shall be construed neither for nor against any Party, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the Parties.
23.Jurisdiction; Venue. Each Party hereby submits to the exclusive jurisdiction of the federal and state courts in Salt Lake City, Utah (and appellate courts thereof) in connection with any dispute related to this Agreement or any matter contemplated hereby. Each Party irrevocably and unconditionally waives any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.
24.Headings. Captions and headings in this Agreement are for convenience of reference only, are not to be deemed part of this Agreement, and do not affect the construction or interpretation of this Agreement.
25.Counterparts; Electronic Signatures. This Agreement may be executed and delivered by the Parties in any number of counterparts, and by different parties on separate counterparts, each of which counterpart shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Agreement may be executed and delivered by facsimile, as an attachment to an electronic mail message in .pdf, .jpeg, .TIFF or similar electronic format, or by electronic signature (including DocuSign, AdobeSign, and ContractWorks), which will be considered originals and legally binding for all purposes. Each Party agrees that any such electronically transmitted signature shall be valid and binding on such Party to the same extent as a manual signature.
26.Security.
(a)Establishment of Collateral Account. Company shall provide Bank with cash collateral to secure Company’s obligations under the Program Documents, including without limitation obligations related to funding, payments, legal fees, and indemnification, which Bank shall deposit in a deposit account (the “Collateral Account”) at Bank. The Collateral Account shall be a deposit account at Bank, segregated from any other deposit account of Company, that shall hold only the funds provided by Company to Bank as collateral. At all times, Company shall maintain funds in the Collateral Account equal to the Required Balance. In the event the actual balance in the Collateral Account is less than the Required Balance, Company shall, within two (2) Business Days, make a payment into the Collateral Account in an amount equal to the difference between the Required Balance and the actual balance in such account.
(b)Security Interest. To secure all Company’s obligations under the Program Documents (including without limitation the payment by Company of any amounts due under the Program Documents, and the performance of any of Company’s obligations under the Program Documents), Company hereby grants Bank a first priority and continuing security interest in and to the Collateral Account and the funds therein and the proceeds thereof, and agrees to take such steps as Bank may reasonably require to perfect or protect such security interest. Company represents that, as of the date of the Agreement, the Collateral Account is not subject to any claim, lien, security interest or encumbrance (other than the interest of Bank). Company shall not allow any other Person to have any claim, lien, security interest, or encumbrance on the Collateral Account. Bank shall have all of the rights and remedies of a secured party under Applicable Laws with respect to the Collateral Account and the funds therein or proceeds thereof, and shall be entitled to exercise those rights and remedies in its discretion.
(c)Interest. The Collateral Account shall be a money market deposit account and shall bear interest in favor of Company at [***], computed based on the average daily balance of the Collateral Account during the prior month and credited to the Collateral Account, as property of Company, promptly following each month end.
(d)Withdrawals.
(1)Without limiting any other rights or remedies of Bank under this Agreement, Bank shall have the right to withdraw amounts from the Collateral Account to fulfill any obligations of Company under the Program Documents on which Company has defaulted, either during the Term or following termination of any of the Program Documents. To the extent that Bank has withdrawn amounts from the Collateral Account and such amounts are subsequently paid directly to Bank, Bank shall restore such amounts to the Collateral Account within two (2) Business Days after receipt of the amounts paid directly to Bank.
(2)Company shall not have any right to withdraw amounts from the Collateral Account. In the event the actual balance in the Collateral Account is more than the Required Balance, then at Company’s option, Company may provide to Bank a report setting forth the calculation for the Required Balance and the extent to which the actual amount held in the Collateral Account at such time exceeds the Required Balance. Within two (2) Business Days after receipt of such a report from Company, Bank shall transfer from the Collateral Account any amount held therein that exceeds the Required Balance as of the date of such report and pay such amount to an account designated by Company. Notwithstanding the foregoing, following the expiration or termination of this Agreement, Bank shall be entitled to retain in the Collateral Account the amount of any reasonably expected liability that Company may have to Bank under the Program Documents.
(e)Termination of Collateral Account. Bank shall release any funds remaining in the Collateral Account to Company on latest to occur of: (i) [***] after termination of this Agreement, (ii) the last date on which Company is obligated to purchase Transferable Loans, Receivables and/or Loan Accounts pursuant to Section 2, or (iii) the fulfillment by Company of all of its obligations to Bank under the Program Documents, including its outstanding indemnification obligations with respect to all Claim Notices provided to Company during the Term or within one hundred eighty (180) days after the expiration or termination of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the date first written above.
WEBBANK
By:
Name:
Title:
SEZZLE INC.
By:
Name:
Title:

Schedule 1
I.    Definitions
“Agreement” shall have the meaning set forth in the introductory paragraph.
“Bank Purchase Premium” shall have the meaning set forth in Schedule 2.
“Base Amount” means [***].
“Collateral Account” shall have the meaning set forth in Section 26(a).
“Company Credit Facility” shall have the meaning set forth in the Program Agreement.
“Confidential Information” means the terms and conditions of this Agreement, and any proprietary information or non-public information of a Party, including a Party’s proprietary marketing plans and objectives, that is furnished to the other Party in connection with this Agreement.
“Cumulative Transaction Volume” means the sum of all loan amounts on Single Disbursement Loans and Maximum Loan Amounts on Multiple Disbursement Loans made by Bank under the Program.
“Disclosing Party” shall have the meaning set forth in Section 7(a).
“Effective Date” shall have the meaning set forth in the introductory paragraph.
“Existing Sale Agreement” shall have the meaning set forth in the preamble.
“Federal Funds Rate” means an annual interest rate, adjusted on the first Business Day of each month, and equal to the Effective Federal Funds Rate, as published by the St. Louis Federal Reserve Bank’s FRED (Federal Reserve Economic Database) online database (available at: https://fred.stlouisfed.org/series/EFFR) on such date.
“Interim Interest” means, with respect to any Single Disbursement Transferable Loan or Multiple Disbursement Transferable Loan Receivable purchased from Bank hereunder, the interest that accrued on such Single Disbursement Transferable Loan or Multiple Disbursement Transferable Loan Receivable between date Bank funds the Loan to the date the Company purchases each Single Disbursement Transferable Loan or Multiple Disbursement Transferable Loan Receivable based on the Interim Interest Rate. For the avoidance of doubt, the calculation of the Interim Interest shall disregard any grace period, promotional interest rate, delinquency interest, penalty interest, or otherwise adjusted interest rate applicable to the Single Disbursement Transferable Loan or Multiple Disbursement Transferable Loan Receivable.
“Interim Interest Rate” shall equal [***].
“Loan Account” shall have the meaning set forth in Section 2(d).
“Loan Account Purchase Date” shall have the meaning set forth in Section 2(d).
“Maximum Loan Amount” means the total loan amount to be funded by Bank for a Multiple Disbursement Loan, which amount shall be disbursed in multiple Loan Disbursements.

“Multiple Disbursement Transferable Loan” means, with respect to any Purchase Date, any Multiple Disbursement Loan (including any related Multiple Disbursement Transferable Loan Receivable) that was funded two (2) Business Days prior to such Purchase Date.
“Multiple Disbursement Transferable Loan Receivables” shall have the meaning set forth in Section 2(b).
“Network” means the bank card association network.
“Party” means Bank or Company, and “Parties” means Bank and Company.
“Prime Rate” means the Prime Interest Rate as published in the Federal Reserve Economic Data table.
“Program Agreement” shall have the meaning set forth in the introductory paragraph.
“Program Documents” means this Agreement, and the Program Agreement, including any exhibits, addenda, and side letters with respect to each of them.
“Purchase Date” means each date on which Company pays Bank the Purchase Price for a Single Disbursement Transferable Loan or Multiple Disbursement Transferable Loan Receivable, and, pursuant to this Agreement, acquires such Single Disbursement Transferable Loan and/or Multiple Disbursement Transferable Loan Receivable from Bank. Each Business Day may be a Purchase Date.
“Purchase Price” means, with respect to a Single Disbursement Transferable Loan or the Multiple Disbursement Transferable Loan Receivables, the sum of [***]. For the avoidance of doubt, if a Single Disbursement Loan or the first disbursement for a Multiple Disbursement Loan was funded on a Friday, the Purchase Date shall be the following Tuesday, and the Purchase Price shall include the interest accrued on the Single Disbursement Loan or Multiple Disbursement Loan Receivables from the date of funding through the following Monday (assuming that during that period there were no weekdays on which banking institutions in the State of Utah were authorized or obligated by law or executive order to be closed).
“Registered Holder” means the holder of a Transferable Loan, as determined exclusively by the Registrar.
“Registrar” means the Company or, subject to Bank’s approval (which shall not be unreasonably withheld or delayed), Company’s designee.
“Required Balance” means [***].
“Restricted Party” shall have the meaning set forth in Section 7(a).
“Single Disbursement Transferable Loan” means, with respect to any Purchase Date, any Single Disbursement Loan that was originated two (2) Business Days prior to such Purchase Date.
“Transferable Loan” means, with respect to any Purchase Date, any Single Disbursement Transferable Loan or any Multiple Disbursement Transferable Loan.
“Unfunded Loan Disbursement Amount” means, with respect to any particular Multiple Disbursement Loan as of a particular date of determination, the amount that equals the Maximum Loan Amount with respect to such Multiple Disbursement Loan minus the aggregate amount of all Loan Disbursements made at any time on or prior to such date with respect to such Multiple Disbursement Loan.

II.    Construction
As used in this Agreement:
(a)    All references to the masculine gender shall include the feminine gender (and vice versa);
(b)    All references to “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation”;
(c)    the word “or” means both “and” and “or,” except where the context clearly indicates that the Parties intend “or” to designate alternatives only, including when the word “either” or similar words or phrases are used;
(d)    References to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation;
(e)    References to “dollars” or “$” shall be to United States dollars unless otherwise specified herein;
(f)    Unless otherwise specified, all references to days, weeks, months or years shall be deemed to be preceded by the word “calendar”;
(g)    Unless otherwise specified, all references to “quarter” shall be deemed to mean calendar quarter; and
(f)    The fact that a Party has provided approval or consent shall not mean or otherwise be construed to mean that: (i) a Party has performed any due diligence with respect to the requested or required approval or consent, as applicable; (ii) a Party agrees that the item or information for which another Party seeks approval or consent complies with any Applicable Laws; (iii) a Party has assumed another Party’s obligations to comply with all Applicable Laws arising from or related to any requested or required approval or consent; or (iv) except as otherwise expressly set forth in such approval or consent, a Party’s approval or consent impairs in any way another Party’s rights or remedies under the Agreement, including indemnification rights for a Party’s failure to comply with all Applicable Laws.

Schedule 2

Payments
[***]